Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2007

NEWS CORPORATION REPORTS RECORD SECOND

QUARTER OPERATING INCOME OF $1.4 BILLION, A

24% INCREASE ON REVENUE GROWTH OF 10%

NET INCOME INCREASES TO $832 MILLION

QUARTER HIGHLIGHTS

•

Cable Network Programming operating income up 23% despite launch costs for the Fox Business Network and the Big Ten Network. Growth led by gains at the Fox News Channel, the Regional Sports Networks and Fox International Channels.

•

SKY Italia generates operating income of $62 million, an improvement of $74 million versus a year ago, reflecting net subscriber additions of 400,000 over the past 12 months as the subscriber base expands to 4.43 million.

•	Television operating income more than doubles, increasing $133 million, as ratings strength and increased pricing fuel advertising growth at the FOX broadcast network.

•	Filmed Entertainment delivers operating income of $403 million on strength of home entertainment titles and successful theatrical release slate.

•

Increased demand for in-store marketing products increases Magazines and Inserts operating income 15%, while the strength of current year titles results in operating income growth of 24% at Book Publishing.

•	Newspapers and Information Services operating income increases 15% versus a year ago led by strong results in Australia which included advertising growth.

•	Completed previously announced acquisition of all of the outstanding shares of Dow Jones & Company.

NEW YORK, NY, February 4, 2008 – News Corporation (NYSE: NWS, NWSA; ASX: NWS, NWSLV) today reported second quarter net income of $832 million ($0.27 per share), as compared with $822 million ($0.26 per share on a diluted combined basis1) reported in the second quarter a year ago. These results primarily reflect an increase in consolidated operating income as well as an increase in Other, net, primarily from the unrealized change in fair value of certain outstanding exchangeable debt securities, partially offset by lower equity earnings of affiliates.

Consolidated operating income for the second quarter of $1.4 billion was up 24% versus the $1.1 billion reported a year ago, primarily driven by double-digit percentage increases at nearly every operating segment and a $74 million improvement in the Direct Broadcast Satellite segment.

Second quarter net losses from affiliates were $50 million versus net earnings of $249 million in the same period a year ago. The $299 million decrease was primarily driven by lower contributions from BSkyB due to the write-down of its ITV investment.

(1)	See supplemental financial data on page 12 for detail on earnings per share

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“We are obviously proud of the results we delivered during the second quarter, the highest operating income quarter in our history, but most important is the balanced nature of our earnings momentum with double-digit growth at nearly every operating segment. Domestically, the strength of our broadcast network and cable assets has enabled us to capitalize on the current advertising market, while at the same time we continue to ramp up affiliate revenues across our cable channels. And our internet platform is now delivering real profits from locked in search revenues as well as from advertising revenue growth as a result of our hyper-targeting initiatives. We are also generating increased profits internationally led by continued subscriber growth at Sky Italia, expanded offerings from our Fox International Cable channels, and sustained strength at our Australian newspaper group. Our unrelenting focus on exploring new opportunities as consumer choice evolves and developing market leadership positions regardless of borders has enabled us to deliver consistently strong financial results irrespective of individual market conditions.”

Consolidated Operating Income

	3 Months Ended December 31,		6 Months Ended December 31,
	2007	2006	2007	2006
	US $ Millions
Filmed Entertainment	$403	$470	$765	$709
Television	245	112	428	304
Cable Network Programming	337	275	626	524
Direct Broadcast Satellite Television	62	(12)	110	(25)
Magazines and Inserts	85	74	164	152
Newspapers and Information Services	196	170	289	294
Book Publishing	67	54	103	109
Other	23	1	(20)	(72)

Total Consolidated Operating Income	$1,418	$1,144	$2,465	$1,995

REVIEW OF OPERATING RESULTS

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported second quarter operating income of $403 million as compared with the record results of $470 million reported in the same period a year ago. The current year results were led primarily by strong contributions from film and television home entertainment releases and also included several successful theatrical releases.

Strong second quarter film results were driven by the home entertainment success of theatrical hits The Simpsons Movie, Live Free or Die Hard and Fantastic Four: Rise of

the Silver Surfer, as well as by the pay-TV availability of Night at the Museum and Borat: Cultural Learnings of America for Make Benefit Glorious Nation of Kazakhstan. The second quarter also included the initial results and releasing costs for several successful theatrical releases, including Alvin and the Chipmunks, which has grossed over $310 million in worldwide box office to date, as well as Juno, which has grossed over $110 million in domestic box office to date and received four Academy Award nominations, including Best Picture, Best Actress, Best Screenplay and Best Director.

Twentieth Century Fox Television reported lower contributions versus the second quarter a year ago, primarily reflecting the timing and delivery of new episodes partially offset by higher contributions from domestic syndication and international television, most notably from Family Guy and The Simpsons.

TELEVISION

The Television segment reported second quarter operating income of $245 million, more than double the $112 million reported in the same period a year ago. The $133 million increase was led by improved results from the FOX Broadcasting Company, MyNetworkTV and STAR partially offset by lower contributions from the Television Stations.

At the FOX Broadcasting Company, second quarter operating results nearly doubled compared to a year ago, primarily due to increased advertising pricing in conjunction with strong network ratings for prime-time and sports programming. Additionally, the improved quarterly results benefited from lower programming costs, primarily from reduced coverage of Major League Baseball’s post-season and decreased cancellation costs versus the prior year. Following the end of the quarter, the network further strengthened its schedule with the launch of The Moment of Truth and the return of American Idol.

Fox Television Stations’ second quarter operating income declined 16% from the same period a year ago as advertising strength associated with FOX primetime and the continued success of local news was more than offset by lower political advertising revenues, a decline in Major League Baseball revenues from the absence of the divisional series and one league championship series and decreased advertising revenues at the MyNetwork affiliated stations.

STAR’s second quarter operating income increased versus the same quarter a year ago on 17% revenue growth driven by advertising and subscription revenue gains, primarily in India. The revenue growth was partially offset by increased programming costs from new program launches, most notably at STAR PLUS in India.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported second quarter operating income of $337 million, a 23% increase over the second quarter a year ago, reflecting increased contributions from Fox News Channel, the Regional Sports Networks and the Fox International Channels, partially offset by launch costs associated with the Fox Business Network and the Big Ten Network. Quarterly results also reflect the inclusion of the National Geographic Channels which were not consolidated in the same period a year ago.

Fox News Channel (FNC) reported operating income growth of 47% compared to the second quarter a year ago, primarily from higher affiliate revenues on increased rates and additional subscribers. The quarter also included advertising revenue growth on increased rates and higher volume as ratings increased in both prime-time and on a 24-hour basis. For the quarter, FNC’s viewership was more than 80% greater than its nearest competitor in primetime and was 67% greater on a 24-hour basis, reflecting FNC broadcasting the top seven shows in cable news.

At our other cable channels, operating income increased 15% as compared with the second quarter a year ago as increased contributions from the Regional Sports Networks (RSNs) and Fox International Channels were partially offset by launch costs for the Fox Business Network and the Big Ten Network, as well as from lower contributions at FX. The growth at the RSNs was driven by higher affiliate revenues from increased rates and additional subscribers. The increased contributions from the Fox International Channels were driven by continued advertising and affiliate growth in Latin America and Europe. Operating income at FX declined during the quarter as increased affiliate and ancillary revenues were more than offset by higher programming costs for movie product and original programming.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia reported a second quarter operating income of $62 million, an improvement of $74 million versus a loss of $12 million a year ago, on local currency revenue growth of 12%. This improvement primarily reflects subscriber additions, with more than 400,000 net subscribers added over the past 12 months, bringing SKY Italia’s subscriber base to 4.43 million at quarter end. The revenue growth was partially offset by increased programming spending associated with the larger subscriber base, as well as costs associated with the launch of new channels.

MAGAZINES AND INSERTS

The Magazines and Inserts segment reported second quarter operating income of $85 million, an $11 million increase over the $74 million reported in the same quarter a year ago. The 15% growth was primarily due to increased demand and higher rates for in-store marketing products, as well as lower printing and paper costs for free-standing inserts.

NEWSPAPERS AND INFORMATION SERVICES

The Newspapers and Information Services segment, previously referred to as Newspapers, reported second quarter operating income of $196 million, an increase of $26 million versus the same period a year ago. The 15% increase included advertising revenue growth, primarily in Australia, partially offset by increased depreciation in the U.K. associated with the development of new color printing operations.

The U.K. newspaper group reported a decrease in operating income in local currency terms as compared with the second quarter a year ago primarily as a result of increased accelerated depreciation on the printing presses that will be replaced, sooner than anticipated, by the new color printing operations. During the quarter, advertising revenues were slightly above prior year while circulation revenues declined slightly.

The Australian newspaper group reported second quarter operating income growth versus a year ago in local currency terms on the strength of display and classified advertising revenues. Display advertising was led by the retail and real estate sectors while classified advertising experienced gains in the employment sector.

BOOK PUBLISHING

HarperCollins reported second quarter operating income of $67 million, an increase of $13 million versus the same period a year ago, which included charges due to the bankruptcy filing of a major distributor. The 24% growth included strong sales of The Daring Book for Girls by Andrea J. Buchanan and Miriam Peskowitz, The Dangerous Book for Boys by Conn and Hal Iggulden and Deceptively Delicious by Jessica Seinfeld. During the quarter, HarperCollins had 40 books on The New York Times bestseller list, including 5 titles that reached the #1 spot.

OTHER

The Other segment reported operating income of $23 million, a $22 million improvement versus the second quarter a year ago, primarily led by improved results at Fox Interactive Media (FIM), partially offset by startup losses at our Eastern European broadcasting initiatives. Strong operating income growth at FIM was driven by higher search revenues, primarily from the Google agreement which took effect in January 2007, and advertising revenue growth as a result of increased traffic, further inventory monetization and international expansion. The revenue growth was partially offset by increased costs associated with the larger audience, international expansion and new features.

OTHER ITEMS

On December 13, 2007 the Company completed its previously announced acquisition of all of the outstanding shares of Dow Jones & Company for approximately $5.7 billion, including the assumption of net debt. The results of Dow Jones & Company are now reflected in the Newspapers and Information Services segment.

In December 2007, the Company entered into an agreement to sell eight of its owned-and-operated FOX network affiliated television stations to Oak Hill Capital Partners for approximately $1.1 billion in cash. The sale is subject to regulatory and other customary conditions and is expected to close in the third calendar quarter of 2008.

Following the quarter, News Corporation acquired a 14.58 percent stake in Premiere AG, the leading German pay-TV operator.

A dividend of $0.06 per Class A share and Class B share has been declared and is payable on April 16, 2008. The record date for determining dividend entitlements is March 12, 2008.

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date results are as follows:

	6 Months Ended December 31,
	2007	2006
Australian Dollar/U.S. Dollar	0.87	0.76
U.K. Pounds Sterling/U.S. Dollar	2.03	1.89
Euro/U.S. Dollar	1.41	1.28

To receive a copy of this press release through the Internet, access News Corp’s corporate Web site located at http://www.newscorp.com.

Audio from News Corp’s conference call with analysts on the second quarter results can be heard live on the Internet at 4:30 P.M. Eastern Standard Time today. To listen to the call, visit http://www.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Teri Everett, Press Inquiries
212-852-7092	212-852-7070

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended December 31,		6 Months Ended December 31,
	2007	2006	2007	2006
	US $ Millions (except per share amounts)
Revenues	$8,590	$7,844	$15,657	$13,758
Expenses:
Operating	5,443	5,341	9,851	9,095
Selling, general and administrative	1,442	1,153	2,732	2,255
Depreciation and amortization	287	206	609	413

Operating income	1,418	1,144	2,465	1,995
Other income (expense):
Equity (losses) earnings of affiliates	(50)	249	196	492
Interest expense, net	(245)	(212)	(458)	(412)
Interest income	78	72	178	147
Other, net	187	18	187	446

Income before income tax expense and minority interest in subsidiaries	1,388	1,271	2,568	2,668
Income tax expense	(520)	(431)	(934)	(969)
Minority interest in subsidiaries, net of tax	(36)	(18)	(70)	(34)

Net income	$832	$822	$1,564	$1,665

Per share amounts:
Basic earnings	$0.27		$0.50
Class A		$0.27		$0.56
Class B		$0.23		$0.46

Diluted earnings	$0.27		$0.50
Class A		$0.27		$0.55
Class B		$0.23		$0.46

Weighted average shares in millions (diluted)	3,139		3,139

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	June 30, 2007
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$3,495	$7,654
Receivables, net	7,489	5,842
Inventories, net	2,719	2,039
Other	625	371

Total current assets	14,328	15,906

Non-current assets:
Receivables	509	437
Investments	10,959	11,413
Inventories, net	2,823	2,626
Property, plant and equipment, net	6,585	5,617
Intangible assets, net	13,998	11,703
Goodwill	18,294	13,819
Other non-current assets	1,420	822

Total non-current assets	54,588	46,437

Total assets	$68,916	$62,343

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$836	$355
Accounts payable, accrued expenses and other current liabilities	5,567	4,545
Participations, residuals and royalties payable	1,403	1,185
Program rights payable	916	940
Deferred revenue	856	469

Total current liabilities	9,578	7,494

Non-current liabilities:
Borrowings	13,213	12,147
Other liabilities	4,831	3,319
Deferred income taxes	5,503	5,899
Minority interest in subsidiaries	1,039	562
Commitments and contingencies
Stockholders’ Equity:
Class A common stock, $0.01 par value	21	21
Class B common stock, $0.01 par value	10	10
Additional paid-in capital	27,400	27,333
Retained earnings and accumulated other comprehensive income	7,321	5,558

Total stockholders’ equity	34,752	32,922

Total liabilities and stockholders’ equity	$68,916	$62,343

CONSOLIDATED STATEMENTS OF CASH FLOWS

	6 Months Ended December 31,
	2007	2006
	US $ Millions
Operating activities:
Net Income	$1,564	$1,665
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	609	413
Amortization of cable distribution investments	35	39
Equity earnings of affiliates	(196)	(492)
Cash distributions received from affiliates	158	121
Other, net	(187)	(446)
Minority interest in subsidiaries, net of tax	70	34
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(1,441)	(1,014)
Inventories, net	(667)	(586)
Accounts payable and other liabilities	794	971

Net cash provided by operating activities	739	705

Investing activities:
Property, plant and equipment, net of acquisitions	(699)	(608)
Acquisitions, net of cash acquired	(5,368)	(292)
Investments in equity affiliates	(21)	(181)
Other investments	(40)	(297)
Proceeds from sale of investments and other non-current assets	299	358

Net cash used in investing activities	(5,829)	(1,020)

Financing activities:
Borrowings	1,262	160
Repayment of borrowings	(132)	(190)
Issuance of shares	66	173
Repurchase of shares	(122)	(59)
Dividends paid	(186)	(185)
Other, net	22	—

Net cash provided by (used in) financing activities	910	(101)

Net decrease in cash and cash equivalents	(4,180)	(416)
Cash and cash equivalents, beginning of period	7,654	5,783
Exchange movement on opening cash balance	21	71

Cash and cash equivalents, end of period	$3,495	$5,438

SEGMENT INFORMATION

	3 Months Ended December 31,		6 Months Ended December 31,
	2007	2006	2007	2006
	US $ Millions
Revenues

Filmed Entertainment	$1,976	$2,265	$3,558	$3,478
Television	1,530	1,600	2,675	2,703
Cable Network Programming	1,236	920	2,338	1,809
Direct Broadcast Satellite Television	955	764	1,702	1,386
Magazines and Inserts	273	266	537	541
Newspapers and Information Services	1,416	1,118	2,660	2,167
Book Publishing	406	393	736	761
Other	798	518	1,451	913

	$8,590	$7,844	$15,657	$13,758

Operating Income

Filmed Entertainment	$403	$470	$765	$709
Television	245	112	428	304
Cable Network Programming	337	275	626	524
Direct Broadcast Satellite Television	62	(12)	110	(25)
Magazines and Inserts	85	74	164	152
Newspapers and Information Services	196	170	289	294
Book Publishing	67	54	103	109
Other	23	1	(20)	(72)

	$1,418	$1,144	$2,465	$1,995

NOTE 1 - SUPPLEMENTAL EARNINGS PER SHARE DATA

Earnings per share is presented on a combined basis for fiscal 2007 as the Company was required to present the two-class method prior to fiscal 2008. In fiscal 2007, under U.S. GAAP, earnings per share was computed individually for the Class A and Class B shares. Class A non-voting shares carry rights to a greater dividend than Class B voting shares through fiscal 2007. As such, net income available to the Company’s common stockholders is allocated between our two classes of common stock for fiscal 2007. The allocation between classes was based upon the two-class method. Earnings per share by class and by total weighted average shares outstanding (Class A and Class B combined) is as follows:

	3 Months Ended December 31, 2006	6 Months Ended December 31, 2006
Basic earnings per share:
Class A	$0.27	$0.56
Class B	$0.23	$0.46
Total	$0.26	$0.53

Diluted earnings per share:
Class A	$0.27	$0.55
Class B	$0.23	$0.46
Total	$0.26	$0.52

Weighted average shares outstanding (diluted), in millions:
Class A	2,200	2,195
Class B	987	987

Total	3,187	3,182

NOTE 2 - OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

Operating income before depreciation and amortization, defined as operating income plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Since operating income before depreciation and amortization is a non-GAAP measure it should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from operating income before depreciation and amortization, such as depreciation and amortization, are significant components in assessing the Company’s financial performance. Management believes that operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company’s business segments. Operating income before depreciation and amortization, which is the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors’ data.

The following table reconciles operating income before depreciation and amortization to the presentation of operating income.

	3 Months Ended December 31,		6 Months Ended December 31,
	2007	2006	2007	2006
	US $ Millions
Operating income	$1,418	$1,144	$2,465	$1,995
Depreciation and amortization	287	206	609	413
Amortization of cable distribution investments	23	16	35	39

Operating income before depreciation and amortization	$1,728	$1,366	$3,109	$2,447

	For the Three Months Ended December 31, 2007 (US $ Millions)
	Operating income	Depreciation and amortization	Amortization of cable distribution investments	Operating income before depreciation and amortization
Filmed Entertainment	$403	$21	$—	$424
Television	245	25	—	270
Cable Network Programming	337	19	23	379
Direct Broadcast Satellite Television	62	54	—	116
Magazines and Inserts	85	2	—	87
Newspapers and Information Services	196	105	—	301
Book Publishing	67	2	—	69
Other	23	59	—	82

Consolidated Total	$1,418	$287	$23	$1,728

	For the Three Months Ended December 31, 2006 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income before depreciation and amortization
Filmed Entertainment	$470	$20	$—	$490
Television	112	23	—	135
Cable Network Programming	275	14	16	305
Direct Broadcast Satellite Television	(12)	43	—	31
Magazines and Inserts	74	2	—	76
Newspapers and Information Services	170	67	—	237
Book Publishing	54	2	—	56
Other	1	35	—	36

Consolidated Total	$1,144	$206	$16	$1,366

	For the Six Months Ended December 31, 2007 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income before depreciation and amortization
Filmed Entertainment	$765	$42	$—	$807
Television	428	49	—	477
Cable Network Programming	626	39	35	700
Direct Broadcast Satellite Television	110	104	—	214
Magazines and Inserts	164	4	—	168
Newspapers and Information Services	289	244	—	533
Book Publishing	103	4	—	107
Other	(20)	123	—	103

Consolidated Total	$2,465	$609	$35	$3,109

	For the Six Months Ended December 31, 2006 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$709	$40	$—	$749
Television	304	45	—	349
Cable Network Programming	524	27	39	590
Direct Broadcast Satellite Television	(25)	91	—	66
Magazines and Inserts	152	4	—	156
Newspapers and Information Services	294	135	—	429
Book Publishing	109	4	—	113
Other	(72)	67	—	(5)

Consolidated Total	$1,995	$413	$39	$2,447